Exhibit 99.1

Press

Release

Contact:	Mark E. Patten, Sr. Vice President and CFO
mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE

CONSOLIDATED-TOMOKA LAND CO. REPORTS FIRST QUARTER 2020 RESULTS OF INCREASED REVENUE TO $12.8 MILLION AND A

NET LOSS OF $2.60 PER SHARE, INCLUDING A $2.19 PER SHARE UNREALIZED LOSS ON MARK TO MARKET OF PINE SHARES

DAYTONA BEACH, Fla. – April 28, 2020 –  Consolidated-Tomoka Land Co. (NYSE American: CTO) (the “Company”) today announced its operating results and earnings for the quarter ended March 31, 2020.

QUARTER HIGHLIGHTS

•	Cash Flow and Liquidity Update

In the first quarter ended March 31, 2020 the Company generated nearly $5.1 million of cash flow from operations, exceeding the aggregate of the Company’s approximately $3.9 million in share buybacks and approximately $1.2 million in dividends to shareholders. The Company’s cash position and cash flow estimate for 2020 is as follows:

	Liquidity Position		Estimated Annualized 2020 Cash Flows (2)
Cash at March 31, 2020	$18.6 million
Cash from CVS Property Sale (1)	$14.7 million	Net Operating Cash Flows	≈$25 million
Total	$33.3 million	Net Operating Cash/Share	>$5.25/share
(1)	Includes approximately $10.5 million of unrestricted cash and approximately $4.2 million of 1031 restricted cash generated from sale of property leased to CVS in Dallas, Texas on April 24, 2020.
(2)	Estimated cash flow and per share amounts exclude payment of future dividends and additional impact of COVID-19 Pandemic.
•	Income Property Acquisitions

In two separate transactions, the Company acquired two multi-tenant commercial retail properties for an aggregate purchase price of approximately $137.2 million, reflecting a going-in weighted average investment cap rate of approximately 7.8%. The two properties had a weighted average remaining lease term of approximately 4.3 years. As a result of these two acquisitions, the remaining 1031 like-kind exchange proceeds from (i) the Company’s sale of 20 income properties to Alpine and (ii)  the sale of a controlling interest in the Company’s remaining land portfolio to Magnetar Capital, were fully utilized.

•	Investment in Alpine

During the three months ended March 31, 2020, the closing stock price of Alpine Income Property Trust, Inc. (“PINE”) decreased by $6.72 per share, with a closing price of $12.31 on March 31, 2020. The Company is required to recognize the change in value each quarter and as a result, the Company recognized an unrealized, non-cash loss on its 2,039,644 shares (including approximately 1,224,000 units in PINE’s operating partnership) of approximately $13.7 million, or $2.19 per share, after tax, which is included in Investment and Other Loss.

•	Share Repurchase Program

From January 1, 2020 through April 27, 2020: Repurchased 88,565 shares for approximately $4.1 million with an average purchase price of $46.29 per share, under the new $10 million buyback program approved February 2020.

•	Convertible Notes

As more fully described in this press release, the Company completed the exchange or refinancing of the $75 million of convertible notes due in March 2020 that carried a coupon rate of 4.5% with a new issuance of $75 million in convertible notes that mature in April 2025 and have a coupon rate of 3.875% (the “2025 Notes”).

In March, the Company repurchased $5 million of the 2025 Notes at a $1.2 million discount, resulting in a gain on the extinguishment of debt of approximately $637,000.

•	Covid-19 Update

As a result of the mandated closures of many businesses in the U.S. in response to the COVID-19 pandemic, the Company has been working with certain of its tenants, representing approximately 37% of April 2020 contractual base rent, who are seeking rent relief. For greater detail on the Company’s COVID-19 disclosures, see the separate section in this press release.

CEO Comments

Mr. John P. Albright, President and Chief Executive Officer of the Company, stated, “We started 2020 with a robust acquisition pace acquiring two multi-tenant assets with more than a half million rentable square feet, for approximately $137 million at a weighted average cap rate of just above 7.8% and a weighted average lease term of 4.3 years. In doing so we fully utilized the 1031 proceeds from our land sale to Magnetar Capital and the asset sale to PINE. However, as COVID-19 became a pandemic we took a more defensive posture, including, as a precautionary measure, drawing  $20 million on our credit facility to give us a stronger cash position.”  Mr. Albright further stated, “While we recorded an earnings loss for the quarter, that was largely a result of unrealized losses, including on our investment in PINE, which had a significant decrease in its trading price at quarter end,  we generated cash flow from our operations of approximately $5 million in the quarter, and with our cash on the balance sheet, our liquidity position was strong, as such we repurchased nearly $9 million of our common stock and convertible notes during the quarter.”

Income Property Update

During the three months ended March 31, 2020, the Company acquired two (2)  multi-tenant retail income properties with over 500,000 square feet of rentable space for a total of approximately $137.2 million, representing a going-in weighted average cap rate of approximately 7.8%, with a weighted average remaining lease term of approximately 4.3 years.

The Company’s income property portfolio consisted of the following as of March 31, 2020:

Property Type	# of Properties	Square Feet	Wtd. Average Years Remaining on Lease
Single-Tenant (1)	29	1,268,809	14.1
Multi-Tenant	7	1,019,524	5.3
Total / Wtd. Avg.	36	2,288,333	9.8
(1)

One of the twenty-nine single-tenant properties is a ground lease with The Carpenter Hotel which includes two tenant repurchase options. Pursuant to FASB ASC Topic 842, Leases, the $16.25 million investment has been recorded in the accompanying consolidated balance sheet as of March 31, 2020 as a commercial loan investment.

Status of April 2020 Rent as a result of COVID-19 Impact

As of April 24, 2020, the Company has received April rent payments from tenants representing approximately 63% of April 2020 contractual base rent. Approximately 62% of the tenant operations in the Company’s properties, based on April 2020 contractual base rent, are either open or open with modified operations. Of the tenants that have not paid rent for April 2020, approximately 9%, have reached an agreement on either a deferral arrangement or other accommodation. In all instances, the Company is not relinquishing any of its contractual rights under its lease agreements.

Land JV Update

During the three months ended March 31, 2020, the Land JV has completed approximately $6.8 million in land sales. Since its inception in mid-October 2019,  the Land JV has sold approximately 400 acres, in 6 separate transactions, for approximately $22 million. The current pipeline of potential land sales includes 12 purchase and sale agreements representing approximately $89 million of potential proceeds to the Land JV. The approximately 4,300 acres under contract represents approximately 87% of the total remaining land in the Land JV. As of March, 31, 2020, the remaining capital balance of Magnetar Capital, LLC was less than $85 million.

Commercial Loan Investment Update

During the three months ended March 31, 2020, the Company invested approximately $6.9 million in two  (2) commercial loans, consisting of two mortgage loans, with one-year terms and a weighted average interest rate of 10.26%.

The Company began marketing its commercial loan portfolio in advance of their upcoming maturities to further strengthen the Company’s liquidity. The Company received multiple bids including a bid offering a value that was at a discount to par. Additionally, the Company implemented the guidance regarding current expected credit losses (“CECL”) effective January 1, 2020, which resulted in an allowance reserve of approximately $252,000. The CECL reserve combined with the impairment related to marketing the loan portfolio resulted in an aggregate impairment charge on the loan portfolio of approximately $1.9 million, or $0.30 per share, after tax.

Debt Update

The following table provides a summary of the Company’s long-term debt, at face value, as of March 31, 2020:

Component of Long-Term Debt	Principal	Interest Rate	Maturity Date
Revolving Credit Facility (1)	$100.00 million	0.7325% + 1.35% – 1.95%	May 2023
Revolving Credit Facility	$98.85 million	30-day LIBOR + 1.35% – 1.95%	May 2023
Mortgage Note Payable (2)	$23.71 million	3.17%	April 2021
Mortgage Note Payable	$30.00 million	4.33%	October 2034
2025 Convertible Senior Notes	$70.00 million	3.88%	April 2025
Total Debt/Weighted-Average Rate	$322.56 million	3.28%
(1)	Effective March 19, 2020, the Company utilized an interest rate swap to achieve a fixed interest rate of 0.7325% plus the applicable spread on $100 million of the outstanding principal balance
(2)	Utilized interest rate swap to achieve fixed interest rate of 3.17%

Convertible Notes Transactions

On February 3, 2020, the Company closed its privately negotiated exchange agreements with certain holders of its outstanding 4.50% Convertible Senior Notes due 2020 (the “2020 Notes”) pursuant to which the Company issued $57.4 million principal amount of 3.875% 2025 Notes in exchange for $57.4 million principal amount of the 2020 Notes. Concurrently, the Company closed a privately negotiated purchase agreement with an investor and issued approximately $17.6 million principal amount of the New Notes (the “Private Placement").  The Company used approximately $7.52 million of the proceeds from the Private Placement, in February 2020, to repurchase approximately $7.52 million of the 2020 Notes at 100.25% of par. The Company used the remaining approximate $10.08 million of proceeds from the Private Placement to retire the remaining 2020 Notes at maturity on March 15, 2020.

On March 30, 2020, the Company repurchased $5.0 million of the 2025 Notes for $3.8 million, representing a cash discount of approximately $1.2 million. The gain on the repurchase of approximately $637,000, net of the pro-rata share of the conversion value, is included in Gain on Extinguishment of Debt in the consolidated statements of operations for the three months ended March 31, 2020.

OPERATING RESULTS

1st Quarter ended March 31, 2020 (compared to same period in 2019):

		Increase (Decrease)
Operating Segment	Revenue for the Quarter ($000's)	vs Same Period in 2019 ($000's)	vs Same Period in 2019 (%)
Income Properties	$11,003	$279	3%
Management Fee Income	702	702	100%
Interest Income from Commercial Loan Investments	1,052	1,052	100%
Real Estate Operations	81	(154)	-66%
Total Revenue	$12,838	$1,879	17%

The increase in total revenue was primarily attributable to the increase in management fee income and interest income from commercial loan investments which totaled approximately $1.7 million.

		Increase (Decrease)
	For the Quarter	vs Same Period in 2019	vs Same Period in 2019 (%)
Total Revenue ($ 000’s)	$12,838	$1,879	17%
Operating Income ($ 000’s)	$289	$(9,714)	-97%
Income (Loss) from Continuing Operations Per Share (basic)	$(2.60)	$(3.60)	-360%
Income (Loss) from Discontinued Operations Per Share (basic)	$—	$(0.21)	-100%
Net Income (Loss) Per Share (basic)	$(2.60)	$(3.81)	-315%

Operating income during the first quarter of 2019 included a gain on the sale of the Whole Foods property in Sarasota, Florida of approximately $6.9 million with no income property dispositions during the first quarter of 2020. Further, operating income during the first quarter of 2020 was negatively impacted by the approximate $1.9 million, or $0.30 per share after tax, non-cash impairment charge on the commercial loan portfolio which was partially offset by the approximate $637,000 gain on the repurchase of $5.0 million of 2025 Notes.

The net loss of approximately $12.3 million, or $2.60 per share, was primarily due to the decrease in the closing stock price of PINE resulting in the unrealized, non-cash loss on the Company’s investment in PINE of approximately $13.7 million, or $2.19 per share, after tax.

The operating results in the 1st Quarter ended March 31, 2020 were impacted by a 24% increase in general and administrative expenses as noted in the following summary (compared to the same period in 2019):

		(Increase) Decrease
General and Administrative Expenses	G&A Expense for the Quarter ($000's)	vs Same Period in 2019 ($000's)	vs Same Period in 2019 (%)
Recurring General and Administrative Expenses	$2,273	$(583)	-35%
Non-Cash Stock Compensation	819	(7)	-1%
Total General and Administrative Expenses	$3,092	$(590)	-24%

The $583,000 increase in recurring general and administrative expenses consists of an increase in legal and tax fees related to the Company’s potential REIT conversion of approximately $127,000 as well as approximately $268,000 of increased audit, tax, and legal fees primarily attributable to the significant transactions completed during the fourth quarter of 2019 including the Land JV and the asset portfolio sale to PINE.

2020 Guidance

	YTD 2020 Actual	Guidance for FY 2020
Acquisition of Income-Producing Assets	$137.2mm	$160mm - $210mm
Target Investment Yields (Initial Yield – Unlevered)	7.8%	6.25% - 7.25%
Disposition of Income-Producing Assets (Sales Value) (1)	$15.2mm	$40mm - $60mm
Target Disposition Yields (1)	4.50%	6.50% - 7.50%
Leverage Target (as % of Total Enterprise Value)	57%	40% - 50%
(1)	Represents the sale of the Company’s CVS ground lease subsequent to March 31, 2020, as described below.

Significant Events Subsequent to March 31, 2020

•

On April 24, 2020, the Company sold its CVS ground lease located in downtown Dallas, Texas, for a sales price of $15.2 million, reflecting an exit cap rate of 4.50%. The Company’s estimated gain on the sale is approximately $0.8 million, or $0.13 per share after tax.

Dividend and Buyback Program

Dividend

•	Paid First Quarter 2020 Dividend of $0.25 per share to stockholders of record on February 24, 2020.

Buyback Program

•	As of April 27, 2020, the Company repurchased 88,565 shares for approximately $4.1 million with an average purchase price of $46.29 per share, under the new $10 million buyback program.

COVID-19 Update

In March 2020, the agency of the United Nations responsible for international public health declared the outbreak of the novel coronavirus as a pandemic (the “COVID-19 Pandemic”), which has spread throughout the United States. The spread of the COVID-19 Pandemic has caused significant volatility in the U.S. and international markets and in many industries business activity has virtually shut-down entirely. There is significant uncertainty around the duration and severity of business disruptions related to the COVID-19 Pandemic, as well as its impact on the U.S. economy and international economies. As such, the Company is not yet able to determine the full impact of the COVID-19 Pandemic on its operations and therefore the potential that such impact will be material.

The actions taken by federal, state and local governments to mitigate the spread of the COVID-19 Pandemic by ordering closure of non-essential businesses and ordering residents to generally stay at home has resulted in many of our tenants temporarily closing their businesses, and/or expressing concerns about their ability to pay rent. These economic hardships have adversely impacted our business, and we expect them to have a negative effect on our financial results. We expect such negative effects to be higher during the quarter ending June 30, 2020 than they were during the quarter ended March 31, 2020.

An assessment of the current or identifiable potential financial and operational impact on the Company as a result of the COVID-19 Pandemic is as follows:

•	Based on April 2020 contractual base rent, of the Company’s portfolio, 62% have remained open since the onset, of the COVID-19 Pandemic, with 27% operating on a limited basis.
•

The Company was contacted by certain of its tenants who are seeking rent relief through possible deferrals or other potential modifications of lease terms, beginning with the April 2020 rent. The rent payable for April 2020 from the Company’s tenants seeking rent relief represents approximately 37% of April 2020 contractual base rent.  We expect that our rent collections will be below our tenants’ contractual rent obligations for so long as governmental orders require non-essential businesses to remain closed and residents to stay at home, which will adversely impact our results of operations. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted. April collections and rent relief requests to-date may not be indicative of collections or requests in any future period. Depending upon the duration of tenant closures and the overall economic downturn resulting from the COVID-19 Pandemic, we may find deferred rents difficult to collect.
•

The Company believes certain of the programs available under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) may provide tenants with the ability to obtain proceeds from loans provided by the Federal government which could provide liquidity that would allow the tenant to pay its near-term rent. However, no assurances can be given that the tenants will seek to access or will receive funds from these programs or will be able to use the proceeds to pay their rent in the near-term or otherwise.

•

Given uncertainty surrounding the depth, duration, and geographic impact of the COVID-19 Pandemic, as a precautionary measure intended to support the Company’s liquidity, the Company, in March 2020, drew $20 million of available capacity on its $200 million credit facility. As a result, the Company, as of March 31, 2020, has approximately $19 million in cash on hand with approximately $199 million outstanding on the credit facility.

•

The total borrowing capacity on the Credit Facility, based on the assets currently in the borrowing base, is approximately $200 million, and as such the Company has $1 million of capacity from which to draw. Pursuant to the terms of the Credit Facility, any property in the borrowing base with a tenant that is more than 60 days past due on its contractual rent obligations would be automatically removed from the borrowing base and the Company’s borrowing capacity would be reduced. The Company believes that certain modifications, including a deferral of current rent that is paid later in 2020, do not meet with the past due terms of the Credit Facility and thus any of the Company’s applicable properties would not be required to be removed from the borrowing base.

•

As a result of the outbreak of the COVID-19 Pandemic, the federal government and the state of Florida issued orders encouraging everyone to remain in their residence and not go into work. In response to these orders and in the best interest of our employees and directors, we have implemented significant preventative measures to ensure the health and safety of our employees and Board of Directors (the “Board”), including: i) conducting all meetings of our Board and Committees of the Board telephonically or via a visual conferencing service, permitting our employees to work from home at their election, enforcement of appropriate social distancing practices in our office, encouraging our employees to wash their hands often and providing hand sanitizer throughout our office, requiring employees who do not feel well in any capacity to stay at home, and requiring all third-party delivery services (e.g. mail, food delivery, etc.) to complete their service outside the front door of our offices. These preventative measures, including the transition to a remote workforce, have not had any material adverse impact on our financial reporting systems, internal controls over financial reporting or disclosure controls and procedures. At this time, we have not laid off, furloughed, or terminated any employee in response to the COVID-19 Pandemic. The Compensation Committee of our Board may reevaluate the performance goals and other aspects of the compensation arrangements of our executive officers later in 2020 as more information about the effects of the COVID-19 Pandemic become known.

A prolonged period of mandated closures or other social-distancing guidelines may adversely impact our tenants’ ability to generate sufficient revenues, and could force tenants to default on their leases, or result in the bankruptcy or insolvency of tenants, which would diminish the rental revenue we receive under our leases. The uncertainty surrounding the COVID-19 Pandemic precludes any prediction as to the ultimate adverse impact on the Company. Nevertheless, the COVID-19 Pandemic presents material uncertainty and risk with respect to our performance, business or financial condition, results from operations and cash flows. The extent of the effects of the COVID-19 Pandemic on our business, results of operations, cash flows, and growth prospects is highly uncertain and will ultimately depend on future developments, none of which can be predicted with any certainty. However, we believe the actions we are taking will help minimize interruptions to our operations and will put us in the best position to participate in the recovery when the time comes. Management and the Board of Directors will continue to actively monitor the effects of the pandemic, including governmental directives in the jurisdictions in which we operate and the recommendations of public health authorities, and will, as needed, take further measures to adapt our business in the best interests of our stockholders and personnel.

1st Quarter Earnings Conference Call & Webcast

The Company will host a conference call to present its operating results for the quarter ended March 31, 2020,  Wednesday,  April 29, 2020, at 9:00 a.m. eastern time. Shareholders and interested parties may access the earnings call via teleconference or webcast:

Teleconference: USA (Toll Free)	1-888-317-6003
International:	1-412-317-6061
Canada (Toll Free):	1-866-284-3684

Please dial in at least fifteen minutes prior to the scheduled start time and use the code 4102888 when prompted.

A webcast of the call can be accessed at: https://services.choruscall.com/links/cto200422.html.

To access the webcast, log on to the web address noted above or go to http://www.ctlc.com and log in at the investor relations section. Please log in to the webcast at least ten minutes prior to the scheduled time of the Earnings Call.

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns income properties comprised of approximately 2.3 million square feet in diversified markets in the United States and an approximately 22.5% interest in Alpine Income Property Trust, Inc., a publicly traded net lease real estate investment trust (NYSE: PINE). Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentation for the quarter ended March 31, 2020, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof are intended to identify certain of such forward-looking statements, which speak only as of the dates on which they were made, although not all forward-looking statements contain such words. Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include the completion of 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, the modification of terms of certain agreements pertaining to the acquisition of income producing assets, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales, and the impact of the COVID-19 pandemic on the Company’s business and the business of its tenants,  as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the Securities and Exchange Commission. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED BALANCE SHEETS

	(Unaudited) March 31, 2020	December 31, 2019
ASSETS
Property, Plant, and Equipment:
Income Properties, Land, Buildings, and Improvements	$508,205,557	$392,841,899
Other Furnishings and Equipment	739,011	733,165
Construction in Progress	24,788	24,788
Total Property, Plant, and Equipment	508,969,356	393,599,852
Less, Accumulated Depreciation and Amortization	(23,865,921)	(23,008,382)
Property, Plant, and Equipment—Net	485,103,435	370,591,470
Land and Development Costs	6,805,176	6,732,291
Intangible Lease Assets—Net	65,638,034	49,022,178
Assets Held for Sale	4,633,801	833,167
Investment in Joint Ventures	55,741,248	55,736,668
Investment in Alpine Income Property Trust, Inc.	25,108,018	38,814,425
Mitigation Credits	2,559,434	2,322,596
Commercial Loan Investments	39,658,204	34,625,173
Cash and Cash Equivalents	18,593,046	6,474,637
Restricted Cash	2,910,392	128,430,049
Other Assets	10,284,943	9,703,549
Total Assets	$717,035,731	$703,286,203
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$1,239,274	$1,385,739
Accrued and Other Liabilities	8,574,703	5,687,192
Deferred Revenue	5,634,425	5,830,720
Intangible Lease Liabilities—Net	27,207,594	26,198,248
Liabilities Held for Sale	831,320	831,320
Income Taxes Payable	998,519	439,086
Deferred Income Taxes—Net	86,969,609	90,282,173
Long-Term Debt	313,372,702	287,218,303
Total Liabilities	444,828,146	417,872,781
Commitments and Contingencies
Shareholders’ Equity:
Common Stock – 25,000,000 shares authorized; $1 par value, 6,105,763 shares issued and 4,716,106 shares outstanding at March 31, 2020; 6,076,813 shares issued and 4,770,454 shares outstanding at December 31, 2019	6,044,971	6,017,218
Treasury Stock – 1,389,657 shares at March 31, 2020 and 1,306,359 shares at December 31, 2019	(77,355,328)	(73,440,714)
Additional Paid-In Capital	32,190,616	26,689,795
Retained Earnings	312,626,687	326,073,199
Accumulated Other Comprehensive Income (Loss)	(1,299,361)	73,924
Total Shareholders’ Equity	272,207,585	285,413,422
Total Liabilities and Shareholders’ Equity	$717,035,731	$703,286,203

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2020	2019
Revenues
Income Properties	$11,003,031	$10,724,418
Management Fee Income	702,601	—
Interest Income from Commercial Loan Investments	1,052,049	—
Real Estate Operations	80,751	234,901
Total Revenues	12,838,432	10,959,319
Direct Cost of Revenues
Income Properties	(2,113,095)	(1,932,488)
Real Estate Operations	(1,524,366)	(46,167)
Total Direct Cost of Revenues	(3,637,461)	(1,978,655)
General and Administrative Expenses	(3,091,740)	(2,501,620)
Impairment Charges	(1,904,500)	—
Depreciation and Amortization	(4,552,471)	(3,346,287)
Total Operating Expenses	(13,186,172)	(7,826,562)
Gain on Disposition of Assets	—	6,869,957
Gain on Extinguishment of Debt	636,937	—
Other Gains and Income	636,937	6,869,957
Total Operating Income	289,197	10,002,714
Investment and Other Income (Loss)	(13,186,398)	38,755
Interest Expense	(3,452,598)	(2,923,229)
Income (Loss) from Continuing Operations Before Income Tax Expense	(16,349,799)	7,118,240
Income Tax Benefit (Expense) from Continuing Operations	4,087,940	(1,774,640)
Income (Loss) from Continuing Operations	(12,261,859)	5,343,600
Income from Discontinued Operations (Net of Income Tax)	—	1,124,499
Net Income (Loss)	$(12,261,859)	$6,468,099

Per Share Information:
Basic
Net Income (Loss) from Continuing Operations	$(2.60)	$1.00
Net Income from Discontinued Operations (Net of Income Tax)	—	0.21
Basic Net Income (Loss) per Share	$(2.60)	$1.21
Diluted
Net Income (Loss) from Continuing Operations	$(2.60)	$1.00
Net Income from Discontinued Operations (Net of Income Tax)	—	0.21
Diluted Net Income (Loss) per Share	$(2.60)	$1.21

Weighted Average Number of Common Shares:
Basic	4,711,396	5,345,870
Diluted	4,711,396	5,345,870